Putnam Dynamic Asset Allocation Balanced Fund
9/30/17 Annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	  19,793
Class B	  492
Class C	  2,269
Class M	  280

72DD2 (000s omitted)

Class P   3,357
Class R	  371
Class R5  36
Class R6  3,330
Class Y	  5,727


73A1

Class A	  0.215
Class B	  0.104
Class C	  0.111
Class M	  0.143

73A2

Class P   0.272
Class R	  0.182
Class R5  0.248
Class R6  0.267
Class Y	  0.253

74U1  (000s omitted)

Class A	  90,647
Class B	  4,438
Class C	  20,383
Class M	  1,951

74U2  (000s omitted)

Class P   12,749
Class R	  2,251
Class R5  93
Class R6  13,750
Class Y	  25,098

74V1

Class A	  15.43
Class B   15.36
Class C   15.03
Class M	  15.39

74V2

Class P   15.47
Class R   15.31
Class R5  15.46
Class R6  15.46
Class Y	  15.46


Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semimonthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.